Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

RadNet, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	457(r)	59,444	$72.53	$4,311,473.32	0.0001381	$595.41

Total Offering Amounts:							$4,311,473.32		595.41
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$595.41

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include an indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Calculated in accordance with Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registration fee represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-269025), and this “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Table” in that Registration Statement.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices per share of the registrant’s common stock as reported on the Nasdaq Global Select Market on October 14, 2025.